UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Jennifer Convertibles, Inc.
                                (Name of Issuer)


                          Common Stock, $0.01 par value
                         (Title of Class of Securities)


                                   476153-10-1
                                 (CUSIP Number)


                                  May 30, 2001
            (Date of Event which Requires filing of this Statement.)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| RULE 13d-l(b)
      |X| RULE 13d-l(c)
      |_| RULE 13d-l(d)

                                  SCHEDULE 13G

CUSIP No. 476153-10-1                                          Page 2 of 6 Pages


1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    M. SHANKEN COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    NEW YORK
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       322,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             322,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    322,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 476153-10-1                                          Page 3 of 6 Pages


ITEM 1.

      (a)   Name of Issuer:

                  Jennifer Convertibles, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

                  419 Crossways Park Drive
                  Woodbury, New York 11797


ITEM 2.

      (a)   Name of Person Filing:

                  M. Shanken Communications, Inc.

      (b)   Address of Principal Business Office or, if None, Residence:

                  387 Park Avenue South
                  New York, New York

      (c)   Citizenship:

                  M. Shanken Communications, Inc. - New York

      (d)   Title of Class of Securities:

                  Common Stock, $0.01 par value

      (e)   CUSIP Number:

                  476153-10-1


ITEM 3. If this statement is filed pursuant to Rules 13d-l(b), or 13d-2(b) or
        (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act (15
                  U.S.C. 78o).

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

                                  SCHEDULE 13G

CUSIP No. 476153-10-1                                          Page 4 of 6 Pages


      (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-l(b)(1)(ii)(G).

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   |_|   Group, in accordance with Rule 13d-l(b)(l)(ii)(J).


ITEM 4. Ownership.

      (a)   Amount Beneficially Owned:

            322,000

      (b)   Percent of Class:

            5.6%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote

                  322,000

            (ii)  shared power to vote or to direct the vote

                  0

            (iii) sole power to dispose or to direct the disposition of

                  322,000

            (iv)  shared power to dispose or to direct the disposition of

                                  SCHEDULE 13G

CUSIP No. 476153-10-1                                          Page 5 of 6 Pages


ITEM 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.


ITEM 8. Identification and Classification of Members of the Group.

      Not applicable.


ITEM 9. Notice of Dissolution of Group.

      Not applicable.


ITEM 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP No. 476153-10-1                                          Page 6 of 6 Pages


                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 9, 2002
                                        M. SHANKEN COMMUNICATIONS, INC.


                                        By:   /S/  Mel Mannion
                                           -------------------------------------
                                            Name:  Mel Mannion
                                            Title:  Executive Vice President